TRANSITION OF EMPLOYMENT AND AGREEMENT TERMINATION EMPLOYMENT AGREEMENT
The undersigned:
1.The private limited liability company Teledyne Netherlands B.V. having its registered office in Amsterdam and place of business in Eindhoven (5656 AE) at High Tech Campus 5, legally represented in this matter by Mr. N.J. Wargent and Dr. E. Roks (the ‘Employer’);
And
2.Mr. E. Roks, date of birth: July 5th 1964 and residing in Rijen (5121 MS) at Atalanta 74 (the ‘Employee’);
Hereinafter jointly referred to as: the ‘Parties’ and each individually as ‘Party’.
Whereas:
(A)The Employee commenced employment for the Employer (or his predecessor) on April 1st 2005;
(B)by resolution of the general meeting of shareholders the Employee has been appointed as Managing Director (in Dutch: ‘statutair directeur’) of the company of the Employer with effect from June 13th 2017. The Employee has accepted afore-mentioned appointment as Managing Director of the company;
(C)the Employee’s gross monthly salary is € 35,333.42 exclusive of holiday allowance and emoluments;
(D)parties have agreed that the employment will be terminated, as the Employee will assume the role of Chief Executive Officer (CEO) of Teledyne Technologies Incorporated, having its business located at 1049 Camino dos Rios Thousand Oaks, CA 91360, United States of America. In order to perform this function properly, the Employee will continue working with but in a new position at Teledyne Technologies Incorporated and will most often perform his duties in the United States.
(E)the Employee will remain Managing Director for Teledyne Netherlands B.V. The termination of the employment agreement does not have any effect on the role of the Employee as Managing Director within Employer or other directorships;
(F)the employment agreement is not being terminated due to an urgent cause. The Employer recognises that the Employee is not to blame for the termination of the employment agreement;
(G)the Employer and the Employee have discussed termination of the employment agreement. In this regard, the Employee has been assisted and, when necessary, advised by a legal advisor. The Parties seek to record the agreements in this agreement (the ‘Agreement’);

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(H)this Agreement contains the written record of the (verbal) agreements between the Parties in the context of the termination of the employment agreement as from January 1st 2024 for the reasons set out above and in the manner specified below;
hereby agree as follows:
1.TERMINATION OF THE EMPLOYMENT AGREEMENT
1.1The employment agreement between the Employer and the Employee shall terminate by mutual consent from January 1st 2024 (the ‘Termination Date’). Employee his last day will be December 31, 2023.
2.DUTIES, TERMS AND CONDITIONS OF EMPLOYMENT UNTIL TERMINATION DATE
2.1From the day of signing the Agreement until the Termination Date, the Employee shall not be exempted from his duties and will perform his job in the usual way. If necessary, the Employee shall be required to ensure that his duties are handed over properly and on time.
2.2The Employee shall be deemed to have taken all accrued and still to be accrued holiday entitlements, ATV or ADV days and/or any other kind of leave days or leave hours before the Termination Date; no compensation is to be paid in respect hereof.
2.3Until the Termination Date, the Employee shall retain the right to salary, holiday allowance and emoluments.
3.FINALISATION OF THE EMPLOYMENT AGREEMENT
3.1Within one month of the Termination Date, the final settlement shall be drawn up. The Employer shall send the Employee a final salary statement and shall then proceed with the financial settlement thereof.
3.2The final settlement will include the remaining salary, holiday allowance and the 13th month salary. The employee is not entitled to any other financial compensation for the loss of his employee benefits, facilities and schemes due to the end of the employment agreement.
3.3Effective from the Termination Date, all the employee benefits, facilities and schemes in which the Employee participates shall cease, except those bonus and stock incentive plans of Teledyne Technologies Incorporated.
4.COMPENSATION
4.1The Employee is not entitled to any compensation in connection to the termination of his employment agreement with Employer.

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5.PENSION
The Employee’s participation in the pension scheme and any related schemes shall cease to have effect upon the termination of the employment agreement. The Employer shall honour the agreed pension obligations in respect of the Employee until the Termination Date.
6.POST-CONTRACTUAL CLAUSES
The clauses and the agreed penalty clause in respect thereof, as agreed between the Parties in clauses 10, 11, 12, 13, 14, 15, and 16 of the employment agreement as well as mentioned in article 1.3 and 1.4 of the addendum between Teledyne Dalsa B.V., Employer and Employee, agreed on 23 February 2018, shall remain in full effect.
7.OTHER POST-CONTRACTUAL OBLIGATIONS
Any other post-contractual obligation of the Employee towards the Employer under the employment agreement shall not be affected and shall remain in full effect. This Agreement, including its preamble, constitutes an agreement as specified to in Article 7:900 DCC.
8.DISSOLUTION
Dissolution of this Agreement is hereby excluded.
The Parties hereby declare that all issues have been discussed and finalised and that there are no matters which they seek to be omitted from this Agreement.
9.DUTCH LAW AND DUTCH COURT
This Agreement is governed by Dutch law. Only a Dutch court is competent to adjudicate on disputes between the Parties.
Agreed by the Parties on December 29, 2023 and signed

_/s/ Nicholas J. Wargent /s/ Edwin Roks (the Employer) p.p.: Mr. N.J. Wargent and Dr Roks, in his capacity as managing director	_/s/ Edwin Roks_______ (the Employee) Dr. E. Roks, in his capacity as employee

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